EXHIBIT 4

SUNCOR ENERGY INC.

SHARE OPTION PLAN
(“SUNSHARE PLAN”)

April 30, 2002

Article 1 - Interpretation

1.1                               Definitions

When used herein (including all schedules), the following terms shall have the following meanings:

(a)          “Administrator” means the Committee or the senior officer or senior officers of the Company designated by the Committee to administer the Plan pursuant to Section 2.2.

(b)         “Affiliate” means Sunoco Inc., Sun Canadian Pipelines Ltd., Suncor Energy Marketing Inc., and any other subsidiary of the Company or any corporation, partnership, joint venture, association or other entity, incorporated and unincorporated, in which the Company holds an equity interest, as may be designated from time to time by the Administrator as an “Affiliate” for the purposes of this Plan, provided that no such entity may be designated as an “Affiliate” for the purposes of this Plan if pursuant to applicable securities laws, the Company is not permitted to issue securities to employees of such entity without complying with the prospectus or registration or other analogous requirements of such securities laws.

(c)          “Board” means the board of directors of the Company.

(d)         “CEO” means the Chief Executive Officer of the Company.

(e)          “Certificate” means a certificate in the form attached as Schedule “A” or such other form as may be approved by the Administrator which evidences the grant of an Option to a Participant.

(f)            “Cessation Date” shall have the meaning ascribed to such term in Section 2.3(e).

(g)         “Change of Control” means a transaction or series of transactions whereby any person or combination of persons beneficially owns, directly or indirectly, or exercises control or direction over, 35% or more of the outstanding voting securities of the Company or any person (a “Successor”) formed by the merger, amalgamation, consolidation or statutory arrangement of the Company with or into any other person. For the purposes of this definition, “person” includes an individual, partnership, association, organization, government or governmental body, body corporate or other entity; and “Control”, with reference to an actual or intended acquisition of voting securities or the Company or Successor, has a corresponding meaning.

(h)         “Change of Control Transaction” means a transaction in which there is a Change of Control on a basis which generally provides common shareholders of the Company with an opportunity to realize an equivalent amount per share in respect of a proportionate share of the holdings of Common Shares.  In the event that there is a question as to whether a Change of Control Transaction has occurred in any circumstances, the Board shall determine the matter and any such determination of the Board shall be final and conclusive for the purposes of the Plan.

(i)             “Committee” means the Human Resources and Compensation Committee of the Board, or such other committee of the Board as is generally responsible for compensation related matters.

(j)             “Common Share” means a common share in the capital of the Company.

(k)          “Company” means Suncor Energy Inc. and any Successor thereto and includes where the context requires an Affiliate of Suncor Energy Inc. whose Employees are Participants.

(l)             “Disability Benefits” means benefits, other than normal sick leave payments from payroll, to which a Participant becomes entitled under a long-term disability policy or program sponsored by the Company or an Affiliate.

(m)       “Effective Date” means April 30, 2002, being the effective date of the Plan.

(n)         “Eligible Employee” means an Employee who is eligible to participate in this Plan as determined by the Administrator pursuant to Section 3.1.

(o)         “Employee” means a person who provides services under a written or oral contract of employment to the Company or an Affiliate and from whose remuneration the Company deducts and withholds Canada Pension Plan and Employment Insurance remittances, or similar withholdings under applicable law of any jurisdiction other than Canada relating to source withholding from pay by an employer.

(p)         “Exercise Notice” means a notice in writing in the form, if any, designated by the Administrator and signed by the Participant, stating the Participant’s intention to exercise an Option.

(q)         “Exercise Price” means the price at which a Common Share of the Company may be purchased upon the exercise of an Option.

(r)            “Exercise Term” means with respect to a particular Option, the period of time from and after the Vesting Date, to and including the Expiry Date, during which the Option may be exercise by the Participant.

(s)          “Expiry Date” means the close of business (local time in Calgary, Alberta) on April 29, 2012, at which time all Options expire and cease to be exercisable, or such earlier date as any particular Option expires, terminates or is cancelled and thereby ceases to be exercisable in accordance with the terms of this Plan.

(t)            “First Price Vesting Date” means the first date, if any, upon which Options vest under this Plan based on concurrent achievement of the First Share Price Target and Share Price Condition.

(u)         “First ROCE Threshold” means achievement of simple average ROCE for the two years ended December 31, 2003 and 2004, of equal to or greater than 12%.

(v)         “First Share Price Target” means achievement of a Market Value per Common Share of equal to or greater than $38.70 subject to adjustment in accordance with Article 5.

(w)       “Full Time Hour Standard” means, at any particular time and with respect to Suncor or any Affiliate, or any business unit, division, branch or location thereof, the number of hours per week which in accordance with the customary human resource practices of the applicable company or other entity or business unit, division branch or location thereof, constitutes the standard for Regular Full Time Employment.

(x)           “Grant Date” means with respect to the Initial Grants, April 30, 2002, and with respect to any Option other than the Initial Grants, the date upon which the Option is granted to a Participant in accordance with the terms of this Plan.

(y)         “Guidelines” means guidelines established from time to time by or under the authority of the Committee for the purpose of (i) establishing the level or range of awards of Options to Participants of the Plan (“Award Guidelines”), (ii) specifying the manner of determining or calculating the Vesting Criteria, including the components of ROCE and the manner of calculation thereof (“Vesting Guidelines”) or (iii) otherwise relating to the administration or interpretation of the Plan.

(z)           “Initial Grants” means the initial grants of Options under this Plan as of the Effective Date as contemplated by Section 3.2 (a) of the Plan.

(aa)    “Insider” has the meaning as defined in the Securities Act (Alberta).

(bb)  “LAR” or “Limited Appreciation Right” is a right as described in Section 5.3 of the Plan, attached to all Options hereunder held by certain Participants designated from time to time by the Administrator, to provide such Participants with incentive to maximize the value of the Common Shares in a Change of Control Transaction, and provide designated Participants with the opportunity to realize the value inherent in their holdings of Options as a result of a Change in Control Transaction without having to exercise their Options. A LAR granted to a Participant shall confer upon such Participant a collateral right and entitlement in respect of each and every outstanding Option (a “Related Option”) held by the Participant during the period from the date of grant of the LAR to the date upon which the LAR expires or is otherwise cancelled or terminated, regardless of whether the Related Option is granted before, concurrently with, or after the date of grant of the LAR.  A LAR represents the right of the holder thereof, exercisable upon completion of a Change of Control Transaction, to receive a cash payment from the Company upon surrender of the Related Option equal to the amount, if any, by which (a)  the greater of: (i) the highest price per Common Share paid by a person acquiring Common Shares in the Change of Control Transaction, and (ii) the highest “Daily Trading Price” of the Shares on the Principal Exchange during the 60 day period preceding the date of the Change of Control Transaction where “Daily Trading Price” means the average of the high and low board lot trading prices of the Common Shares on any particular day; exceeds (b) the Exercise Price of the Related Option.

(cc)    “Market Value” means, (i) for the purpose of determining the Exercise Price of an Option, the simple average of the high and low prices at which Common Shares were trading in one or more board lots on the Principal Exchange on the Trading Day preceding the Grant Date, and (ii) for the purposes of determining the achievement of the First Share Price Target, the Second Share Price Threshold, the Second Share Price Target or any other share price for the purposes of the Vesting tables set forth in, or designated by the Administrator pursuant to the Vesting Guidelines, the simple average, over the twenty Trading Days immediately preceding the date of determination,  of the Common Share price determined in accordance with part (i) of this definition. For the purposes of determining Market Value, if there are no board lots traded on the Principal Exchange on a particular Trading Day or Days relevant to the determination of such Market Value, the next closest Trading Day or Days on which Common Shares were so traded and not already used in the calculation, shall be used for the determination of Market Value, and the twenty Trading Day period referred to above shall be extended for a corresponding number of days;

(dd)  “Option” means a right granted to a Participant under this Plan which allows the Participant to purchase a Common Share of the Company at a set Exercise Price during the Exercise Term.

(ee)    “Option Share” means, with respect to an Option, the Common Share for which the Option may be exercised.

(ff)        “Participant” means an Employee who holds Options granted pursuant to Section 3.2.

(gg)  “Performance Criteria” means the Share Price Condition, the First Share Price Target, the Second Share Price Threshold, the Second Share Price Target, the First ROCE Threshold and the Second ROCE Threshold, the achievement of which may accelerate the date upon which Options become Vested, as described more particularly in Section 3.4 and the Vesting Guidelines.

(hh)  “Plan” or “SunShare Plan” means this Suncor Energy Inc. Performance Based Share Option Plan and includes the attached schedules and “Article”, ‘Section”, “Subsection” or “Paragraph” means and refers to the specified article, section, subsection or paragraph of this Plan.

(ii)          “Permanently Disabled” or “Permanent Disability” means, with respect to a Participant, that the Participant is receiving or was eligible (as determined conclusively by the carrier of the Company sponsored long-term disability plan or program) to receive Disability Benefits for a continuous period of 24 months.

(jj)          “Permitted Leave” means any period of absence from normal work due to a leave of absence of greater than 60 days in duration, during which the Participant continues to maintain his or her status as an Employee as conclusively determined by the Company in its discretion.  For certainty, (i) any maternity or paternity leave, education leave, or period of Disability, in each case of greater than 60 days in duration, shall be deemed to be a “Permitted Leave” within the meaning of the Plan; and (ii) the first 60 days of the Permitted Leave shall not be included when determining the duration of a Permitted Leave for the purposes of this Plan.

(kk)    “Principal Exchange” means The Toronto Stock Exchange or such other stock exchange designated by the Administrator from time to time for the purposes of this Plan and on which the Company’s Common Shares are listed and posted for trading.

(ll)          “Regular Full Time Employee” means an Employee hired to fill an ongoing job and regularly work the normal schedule for that job, for at least that number of hours per week, and weeks per month, as constitutes the Full Time Hour Standard of the employer entity, or applicable business unit or division thereof, with no fixed or defined termination date; and “Regular Full Time Employment” has a corresponding meaning.

(mm)”Regular Part Time Employee” means an Employee hired to fill an ongoing job and regularly work the normal schedule for that job, for a fixed number of hours per day, days per week or weeks per month, that is less than the number of hours, days or weeks, as applicable, of Regular Full Time Employment, with no fixed or defined termination date. For certainty, two or more Employees who are jointly filling a full time position on a job sharing basis, if they otherwise meet the criteria of the foregoing definition, shall be deemed to be “Regular Part Time Employees”; and “Regular Part Time Employment” has a corresponding meaning.

(nn)  “Retirement” means, for the purposes of this Plan only, termination of a Participant’s employment on or after age 55.

(oo)  “ROCE” or “return on capital employed” means (i) earnings,  before long-term interest expense, calculated in accordance with any applicable Vesting Guidelines, as a percentage of (ii) the total of shareholders’ equity and debt (short term borrowings and current and long term portions of long term borrowings), less the costs related to major growth projects in progress, at the beginning and end of the applicable year, divided by two, calculated in accordance with any applicable Vesting Guidelines ;

(pp)  “Second ROCE Threshold “ means a simple average ROCE for the three years ended December 31, 2005, 2006 and 2007, of equal to or greater than 12%.

(qq)  “Second Share Price Threshold” means a Market Value per Common Share, of greater than $38.70, subject to adjustment in accordance with Article 5.

(rr)        “Second Share Price Target” means a Market Value per Common Share of $55.30 or greater, subject to adjustment in accordance with Article 5.

(ss)    “Settlement Date” means, with respect to the exercise of any applicable Option, the third Trading Day following the date of such exercise, or such lesser number of days as may be designated from time to time by the Principal Exchange for the settlement of trades on such exchange.

(tt)        “Share Price Condition” means that, as of any date on which the First Share Price Target is achieved, the Total Shareholder Return on Common Shares for the period commencing on the Effective Date and ending on the date on which the First Share Price Target is achieved, is equal to or greater than the Total Shareholder Return of the S&P 500 Index, or if at any time there ceases to be a S&P 500 Index, such replacement index as is determined by the Administrator as the replacement thereof.

(uu)  “Total Shareholder Return”, with respect to a Common Share or the S&P 500 TR (Total Return) Index, as applicable, and as of any particular date, means the cumulative aggregate gain in value (assuming reinvestment of all dividends and other distributions), expressed as a percentage, of an investment of CDN$100 in Common Shares or in the S&P 500 TR (Total Return) Index, as applicable, on the Effective Date.  Total Shareholder Return shall be calculated in the manner determined by the Administrator in its discretion.

(vv)  “Trading Day” means a day on which the Principal Exchange is open for trading in securities.

(ww)”Tranche” means with respect to Options held by any particular Participant, all of such Participant’s Options granted on the same Grant Date.

(xx)      “Vested” means, with respect to an Option, that such Option has become immediately exercisable, as determined under the Plan, and “Vest” and “Vesting” shall have corresponding meanings; and “Vesting Date” means with respect to any particular Option, the date, if any, upon which such Option Vests in accordance with the terms of the Plan.

1.2                               Gender and Number

In this Plan, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.3                               Schedules

The following schedules are an integral part of this Plan:

Schedule A - Form of Option Certificate

Schedule B - Plan Administration

Article 2 - General

2.1                               Purpose

The purpose of the Plan is to align Participants with the Company’s goal of doubling shareholder value by 2008, by:

•                  promoting among Plan Participants a long-term perspective in decision-making and strategy implementation;

•                  fostering integration and teamwork across the Company by focusing all Plan Participants on a common set of goals;

•                  providing incentive compensation opportunities to a broad spectrum of employees to ensure the Company is able to attract and retain key capabilities required to deliver 2002 — 2008 business strategies;

•                  rewarding employees for their active contributions to the achievement of the Company’s 2002-2008 business strategies and the goal of doubling shareholder value by 2008; and

•                  creating a sense of ownership among Participants towards the Company and its business goals.

2.2                               Administration

(a)                                  Subject to subsection (c) of this Section 2.2, the Plan shall be administered by the Committee, which shall have the sole and complete authority to interpret the Plan, to authorize amendments to the Plan, to adopt, amend and rescind rules, regulations and administrative guidelines relating to the Plan, including Award Guidelines and Vesting Guidelines, to waive restrictions with respect to participation or Vesting with respect to any specific Participant where in the opinion of the Committee it is reasonable to do so and it does not prejudice the rights of the Participant under the Plan, and to make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan.

(b)                                 To the extent permitted by law, the Committee may from time to time delegate to any director or senior officer or officers of the Company all or any of the powers conferred on the Committee under the Plan, and where the term “Administrator” appears in this Plan, it shall be deemed to mean the Committee or such director, senior officer or senior officers to whom the powers of the Committee have been so delegated.  In the event of any such delegation, the delegated powers shall be exercised in the manner and on the terms authorized by the Committee.  Any decision made or action taken by the Administrator arising out of or in connection with the administration or interpretation of the Plan in this context shall be final, conclusive and binding upon the Company, the Participants and all other persons.  As of the Effective Date, the Committee has delegated to management of the Company the power and authority as set out in Schedule “B” hereto, and management shall be deemed to be the “Administrator” of the Plan in the exercise of such power and authority.

(c)                                  Without limiting the generality of subsection (a) of this Section 2.2, the Administrator shall have the sole and complete authority to determine whether and to what extent the Performance Criteria have been achieved in accordance with the Plan and any applicable Guidelines hereunder, which determination shall include the calculation of ROCE, the Share Price Condition, the First Share Price Target, the Second Share Price Threshold and the Second Share Price Target, and no Participant or any other person may challenge any calculation or determination of the Administrator made in good faith and such calculation or determination shall be final, binding and conclusive on Participants and without recourse on the part of any Participant or his or her heirs or legal representatives. If the Administrator, in the exercise of its discretion, determines there has been a change in generally accepted accounting principals applicable to the Company, or any of the Company’s accounting policies or practices, or any analogous change, at any time or from time to time after the Effective Date and prior to December 31, 2007, if in the opinion of the Administrator such change could affect the comparability of the calculation of ROCE before and after such change, then the Administrator, in order to preserve the intent and objectives of the Plan, may make such adjustments to the calculation of ROCE, or the First ROCE Threshold, the Second ROCE Threshold, or any of the ROCE targets set out in and established pursuant to the Vesting Guidelines, in such manner as it, in its discretion, deems reasonable.

(d)                                 Notwithstanding subsections (a) and (b) of this Section 2.2, but subject to all necessary regulatory approvals, the Board shall have the sole authority

(i)                                     to suspend or terminate this Plan, provided such suspension or termination does not prejudice the rights of any Participant under this Plan or any Option outstanding, Vested or not, at the time of such suspension or termination; and

(ii)                                  to increase the number of Common Shares reserved for issuance under this Plan.

2.3                               Interpretation

(a)                                  Whenever the Board, the Committee or the Administrator is to exercise discretion in the administration of the terms and conditions of this Plan, the term discretion shall mean its, his or her sole and absolute and unfettered discretion.

(b)                                 For the purposes of determining the effective date of the occurrence of any event referred to in this Plan, the term “date” or “effective date” shall refer to the date which may be fixed by the Administrator.

(c)                                  All dollar amounts in this Plan including any Option, are in Canadian funds.  The Administrator shall, in its discretion, convert, on such basis as it deems appropriate, any amount expressed in any other currency, into Canadian currency.

(d)                                 Upon any termination, expiry or cancellation of any Option pursuant to the terms of the Plan, such Option shall terminate, expire and be cancelled without compensation or payment in any manner whatsoever, shall be cancelled without need for notice or any other action of the part of the Company or Participant, and in each and every case upon cancellation of any Option such Option shall be null, void and of no further force or effect.

(e)                                  For the purposes of this Plan, a Participant shall be deemed to have ceased to be an Employee of the Company, and the Participant’s employment with the Company shall be deemed to have ceased and to be terminated, as applicable  (i), in the case of resignation, Retirement or termination of a Participant’s employment by the Company, whether or not for cause and with or without reasonable or any notice, on the date (“Cessation Date”) the Participant or the Company, as applicable, delivers notice of resignation, Retirement or termination to the other, and (ii) in the case of a Participant’s death, on the date of the Participant’s death, as set forth in a certificate of death as issued by the relevant authorities.

2.4                               Shares Subject to the Plan

(a)                                  Subject to any necessary regulatory approvals, the Common Shares which may be the subject of Options under this Plan shall be those which the Board, from time to time, shall at its discretion have reserved and approved for issuance under the Plan.  As of the Effective Date, the aggregate number of Common Shares reserved for issuance upon the exercise of Options under the Plan is 12,000,000 Common Shares.  For certainty, the foregoing number of Common Shares is stated after giving effect to the two-for-one division of Common Shares as approved by the shareholders of the Company on April 26, 2002 and effected by filing Articles of Amendment on such date with the appropriate authorities.

(b)                                 The aggregate number of Common Shares which may be reserved for issuance under the Plan and under any other stock option, stock option plan, employee stock purchase plan, employee stock option plan or any other compensation or incentive mechanism involving the issuance of Common Shares to one or more service providers, including a Common Share purchased from treasury which is financially assisted by the Company by way of a loan, guaranty or otherwise (collectively the “Share Compensation Arrangements”), shall not exceed 10% of the issued and outstanding Common Shares of the Company (on a non-diluted basis) and the aggregate number of Common Shares reserved for issuance under the Plan and any other Share Compensation Arrangements of the

Company to any one person shall not exceed 5% of the issued and outstanding Common Shares of the Company (on a non-diluted basis).

(c)                                  If, for any reason, any Common Shares subject to purchase by exercising Options under the Plan are not delivered or are reacquired by the Company, for reasons including but not limited to termination, expiration or cancellation of an Option (pursuant to the terms of the Plan), such Common Shares and Options in respect thereof shall again become available for the granting of Options under the Plan.

Article 3 - Options

3.1                               Eligible Participants

All Regular Full Time Employees and Regular Part Time Employees of the Company designated by the Administrator as eligible participants in the Plan are eligible to receive Options under the Plan, and shall be “Eligible Employees” hereunder.

3.2                               Grant of Options

(a)                                  On the Effective Date, the Administrator may in its discretion grant Options hereunder to any Eligible Employee of the Company and its Affiliates, in accordance with the Award Guidelines and otherwise in accordance with the terms of this Plan.  In the event the Award Guidelines provide for a range of grant sizes for any particular Employee or category of Employee, the actual number of Options granted to such Employee as of the Initial Grant Date shall be conclusively determined by the Administrator, subject only to the Award Guidelines.

(b)                                 At any time on or after the Effective Date and subject to the Guidelines with respect to the number of Options that may be granted to any particular Eligible Employee, and subject to the availability of Common Shares reserved for issuance under the Plan, the Administrator may in its discretion grant Options to any Eligible Employee.

3.3                               Certificates

All Options granted under the Plan shall be evidenced by a Certificate.  The Certificate shall be subject to the provisions of the Plan and shall contain any other provisions which the Administrator may direct.  Any senior officer of the Company is authorized and empowered to execute on behalf of the Company and deliver any Certificate to a Participant.  The signature of such officer on behalf of the Company may be a facsimile.  Acceptance of the Certificate by a Participant shall constitute the Participant’s agreement to the provisions of this Plan.  In the event of any conflict between the terms of this Plan and the terms of the Certificate, the terms of this Plan shall govern.

3.4                               Vesting of Options

(a)                                  Subject to acceleration of Vesting pursuant to any other provision of this Plan including without limitation, pursuant to the acceleration provisions set forth in the Vesting Guidelines, and subject also to the earlier expiry, termination or cancellation of Options, Options shall Vest on January 1, 2012.

(b)                                 Notwithstanding Section 3.4 (a) above but subject to Article 4 and Article 5, Vesting of Options under the Plan shall be accelerated based on achievement of Performance Criteria, as provided for in or pursuant to Vesting Guidelines.

3.5                               Expiry Date and Exercise Term

(a)                                  Options shall expire and cease to be of any force and effect on the Expiry Date.

(b)                                 Subject to Subsection 3.5 (a) above, a Participant may exercise a Vested Option at any time during the Exercise Term, by signing and delivering to the Company an Exercise Notice.  Where an Option is exercised, it shall be deemed to have been exercised on the date that the Exercise Notice in respect of such Option is delivered to the Company, at the address designated by the Company from time to time, or failing such designation, at the registered office of the Company.

3.6                               Exercise Price

The Exercise Price of any Option to purchase Common Shares shall be designated by the Administrator on the Grant Date, provided that the Exercise Price must not be less than the Market Value of a Common Share determined on the Grant Date of the applicable Option, and also provided that the Exercise Price of any Option hereunder shall not be less than any minimum price specified in the Award Guidelines.

3.7                               Payment of Exercise Price

The Exercise Price shall be fully paid in cash on or before the Settlement Date. No shares shall be issued or transferred until full cash payment has been received therefor.  As soon as practicable after receipt of any Exercise Notice and full payment, the Company shall deliver to or at the direction of the eligible Participant, a certificate or certificates representing the acquired Common Shares.

3.8                               Minimum Exercise Amounts

Notwithstanding any other provision of this Plan including any Certificate hereunder, the Administrator may from time to time adopt and amend rules and procedures for the exercise of Options, including, in the Administrator’s sole discretion, restrictions pertaining to the minimum number of Options that may be exercised by a Participant on any one occasion.

Article 4 — Changes in Employment Status

4.1                               Pro Rating on Cessation of Employment for Retirement / Permanent Disability

Notwithstanding Section 3.4 but subject to Article 5:

(a)        If on or before January 31, 2005, a Participant ceases to be an Employee by reason of his or her Retirement then:

(i)             if, but for the Participant’s Retirement, Vesting of all or any portion of his or her Options would have been accelerated to a date on or before January 31, 2005 pursuant to the Vesting Guidelines, then on January 31, 2005 and on such earlier date, if any, on which accelerated Vesting would have occurred pursuant to The Vesting Guidelines, in lieu of the number of Options that would have Vested on such date or dates, but for the Retirement (the “Base Number”), the number of Options that shall Vest shall be the Base Number multiplied by a fraction, the numerator of which is the number of months of the Participant’s Employment commencing on the Grant Date and ending on the Cessation Date of the Participant’s Employment due to his or her Retirement, and the denominator of which is the total number of months from and including the Grant Date to and including the applicable Vesting Date; and

(ii)          any Options held by the Participant on January 31, 2005, in excess of the number of Options that Vested on or prior to such date pursuant to The Vesting Guidelines as modified by the foregoing subsection (a)(i) of this Section 4.1 shall be automatically cancelled forthwith as of January 31, 2005.

(b)       If after January 31, 2005, but on or before April 30, 2008, a Participant ceases to be an Employee by reason of his or her Retirement then:

(i)             if, but for the Participant’s Retirement, Vesting of all or any portion of his or her Options would have been accelerated to a date after January 31, 2005 but on or before April 30, 2008, pursuant to The Vesting Guidelines, then on April 30, 2008 and on such earlier date, if any, on which accelerated Vesting would have occurred pursuant to The Vesting Guidelines, in lieu of the number of Options that would have Vested on such date or dates, but for the Retirement (the “Base Number”), the number of Options that shall Vest shall be the Base Number multiplied by a fraction, the numerator of which is the number of months of Employment commencing on the later of the Grant Date and January 1, 2005, and ending on the Cessation Date of the Participant’s Employment due to his or her  Retirement, and the denominator of which is the total number of months from and including the later of the Grant Date and January 1, 2005, to and including the applicable Vesting Date; and

(ii)          Any Options held by a Participant on April 30, 2008, in excess of the number of Options that Vested on or prior to such date pursuant to The Vesting Guidelines as modified by the foregoing subsection (a)(i) or (b)(i) of this Section 4.1, shall be automatically cancelled forthwith as of April 30, 2008.

(c)        Subject to Subsection 3.5(a), the Expiry Date of an Option which Vests to a Participant after the Cessation Date of the Participant’s Employment due to his or her Retirement pursuant to Subsections (a) or  (b) above of this Section 4.1, shall be the date that is the first anniversary of the applicable date of Vesting, and the Expiry Date of an Option which has Vested to a Participant prior to the Participant’s Retirement, shall be the date that is the third anniversary of the Cessation Date of the Participant’s Employment due to the Participant’s Retirement.

(d)       For the purposes of the calculations in this Section 4.1, a partial month of Employment shall be counted as a full month of Employment.

(e)        If a Participant becomes Permanently Disabled, then for the purposes of this Plan the Participant shall be deemed to have Retired from the Company or Affiliate as applicable as of the date the Participant becomes Permanently Disabled, and the provisions of this Section 4.1 shall apply to such Participant and his or her Options as if such Disabled Employee were a Retiree, and as if the date upon which the Participant becomes Permanently Disabled were the Cessation Date of such Participant’s Employment due to his or her Retirement.

4.2                               Other Cessation of Employment

Notwithstanding Section 3.4 but subject to Article 5:

(a)                                  If a Participant ceases to be an Employee by reason of the Participant’s Death (a “Deceased Employee”), then on the date that is the first anniversary of the date of the Participant’s Death (the “First Anniversary”), all Options held by the Deceased Employee that have not then Vested shall automatically be cancelled forthwith, and all Options held by the Deceased Employee that have Vested prior to the First Anniversary shall continue to be exercisable for a period of six months following the First Anniversary, following which six month period all of the Deceased Employee’s Options, Vested or not Vested, shall be automatically cancelled.

(b)                                 If a Participant ceases to be an Employee for any reason other than death, Retirement or Permanent Disability (a “Former Employee”), all Options held by the Former Employee that have not Vested as of the Cessation Date, within the meaning of Section 2.3(e), of his or her Employment, shall automatically be cancelled forthwith as of the Cessation Date, and all Options held by the Former Employee that have Vested as of the Cessation Date of his or her Employment shall continue to be exercisable for a period of six months following the Cessation Date of Employment, following which six month period all of the Former Employee’s Options shall be automatically cancelled; provided that, notwithstanding the foregoing or any other provision of this Plan to the contrary, a Former Employee’s Vested Options shall be automatically cancelled as of the Cessation Date if the Former Employee’s Employment with the Company has been terminated for cause.

4.3                               Pro-Rating for  Participant’s Reduced Contribution to Achievement of Performance Criteria

Notwithstanding any other provision of this Plan to the contrary:

(a)          If at any time during which a Participant holds an Option granted hereunder, the Participant has taken a Permitted Leave, then on each date on which the Participant’s Options would otherwise Vest in accordance with the terms of this Plan, in lieu of the number of Options that would otherwise Vest but for this Section 4.3 (the “Base Number”), the number of Options that shall Vest (the “Adjusted Number”) shall be the Base Number multiplied by a fraction, the numerator of which is the number of months of the Participant’s Employment commencing on the Grant Date to and including the applicable Vesting Date, less the aggregate number of months of Permitted Leave during the corresponding period, and the denominator of which is the total number of months from and including the Grant Date to and including the applicable Vesting Date, and on the applicable Vesting Date, a number of the Participant’s Options equal to the difference between the Base Number and the Adjusted Number, shall be automatically cancelled.

(b)         For the purposes of the calculations in this Section 4.3, in determining the aggregate number of months of Permitted Leave, partial months of Permitted Leave shall be counted as a full months of Permitted Leave.

(c)          If a Participant’s employment status changes from Regular Full-Time Employment to Regular Part-Time Employment at any time while the Participant is a holder of Options under this Plan, then a portion of the Options held by the Participant that have not Vested as of the effective date of the change shall be automatically cancelled as of the effective date of the change of status, as set forth in the payroll records of the Company.   The portion of such Options that shall be so cancelled is equal to the following fraction:

[Full Time Hour Standard] — [Number of hours per regular work week of the part-time employment] / Full Time Hour Standard	X	[Number of months remaining to April 30, 2008 excluding month of change] / [Number of months from Grant Date to April 30, 2008]

Notwithstanding the foregoing formula, if the Employee’s Regular Part-Time Employment is based on an arrangement other than a fixed number of hours per week, the pro rating calculation set forth above shall be performed in such manner as the Administrator may determine to fairly reflect the working time expectation of the Regular Part-Time Employment when compared to Regular Full-Time Employment of a comparable level of experience, skill and responsibility.

(e)          All rights and benefits under any Vested or non-Vested Option and if applicable, LAR, of a Participant are terminated forthwith in the event the Participant participates in any illegal strike, and such Options and LARs shall be immediately cancelled upon the occurrence of such event. For certainty, the subsequent cessation of such illegal strike will not reinstate the rights or benefits nor shall any such Participant be eligible for or entitled to any other right or benefit under this Plan or otherwise in respect of such termination and cancellation.

(f)            All rights and benefits under any Vested or non-Vested Option and, if applicable, LAR, of a Participant are terminated forthwith and such Participant’s Options and LARs shall be immediately cancelled in the event that any collective agreement covering that Participant is terminated, save and except where the termination of the collective agreement arises out of the termination of the bargaining rights of the trade union which is party to the collective agreement. For certainty, the subsequent entering into of a collective agreement will not reinstate the rights or benefits of any Option or LAR cancelled under this provision nor shall any such Participant be eligible for or entitled to any other right or benefit under this Plan or otherwise in respect of such termination and cancellation.

4.4                               Cumulative Pro-Rating

If for any Participant more than one Section of this Plan for pro-rated Vesting or cancellation of Options are applicable, the pro-rating adjustments and cancellations provided for in such Sections shall be cumulative. Nothing in this SunShare Plan relating to the pro-rated Vesting of Options shall result in the Vesting of more than 100% of the Options in any particular Tranche.

Article 5 – Other Adjustments

5.1                               General

The existence of any Option shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or any other change in the Company’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Company or to create or issue any bonds, debentures, shares or other securities of the Company or the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of similar character or otherwise.

5.2                               Reorganization

Should the Company effect a subdivision or consolidation of Common Shares, the number of Options held by a Participant, the corresponding Exercise Prices, and the First Share Price Target, the Second Share Price Target and the Second Share Price Threshold (including all share prices set forth in the Vesting Guidelines), shall be automatically adjusted as of the record date for such subdivision or consolidation, in the same proportions as the number of Common Shares is adjusted pursuant to such subdivision or consolidation.  Subject to any necessary regulatory approvals, should any other change be made to the Common Shares of the Company which, in the opinion of the Committee, would warrant the replacement of or an adjustment to any existing Options (including the number of Option Shares and the corresponding exercise price, the First Share Price Target or Second Share Price Threshold and other share price values set forth in The Vesting Guidelines or elsewhere in the Plan, in order to preserve proportionately the rights and obligations of Participants, the Committee shall authorize such steps to be taken as may be equitable and appropriate to that end, and upon the Company notifying a Participant of any such action by the Committee, the Participant’s Option, Share Price Target, Share Price Threshold or other share price value as applicable shall be deemed to be adjusted accordingly.  Notwithstanding the foregoing and for certainty, no adjustments shall be made in this Plan pursuant to the foregoing provisions of this Section 5.2 or otherwise, as a result of the two-for-one division of the Company’s Common Shares as approved by the shareholders of the Company prior to the Effective Date, and effected by articles of amendment filed by the Company with the appropriate authorities on April 26, 2002.

5.3                               Change of Control

Notwithstanding any other provision of this Plan to the contrary, including without limitation the provisions of Section 3.4 and The Vesting Guidelines hereof, in the event of a Change of Control effected pursuant to a Change of Control Transaction each Participant’s Options that have not been previously Vested or cancelled, shall Vest immediately as of the effective date of the Change of Control.

At the discretion of the Administrator, any Participant under the Plan may be granted a LAR at any time and from time to time. LARs may be evidenced by a certificate in such form as may be approved from time to time by the Administrator, or in any other manner determined by the Administrator, and for certainty, LARs under this Plan may be evidenced in the same certificate issued to a Participant to evidence LARs or similar rights of the Participant granted by the Company under any other stock option plan of the Company from time to time, including without limitation, the Suncor Energy Inc. Executive Stock Plan.  Subject to the provisions hereof and any certificate or other evidence of a LAR, a LAR attached to and forming part of any Related Option may be exercised after a Change of Control Transaction by means of the Participant giving an Exercise Notice addressed to the Company specifying the Related Options in respect of which the LAR is exercised.  The exercise of any LAR shall have the effect of automatically cancelling the Related Option.  A LAR will expire and be cancelled upon the earlier of (i) the exercise of the Related Option by a Participant  (ii) the expiry of the Exercise Term of the Related Option; (iii) the expiry date of the LAR as designated by the Administrator at the date of grant thereof; and (iv) the grant to the Participant of a new LAR on substantially the same terms as any existing LAR but with a later stated expiry date. All LARs shall terminate and be of no further effect immediately upon the first to occur of the following dates:

(a)                                  the date of Death or Permanent Disability of the Participant;

(b)                                 the Participant’s Cessation Date in respect of Retirement of the Participant;

(c)                                  the Participant’s Cessation Date in respect of the termination of the Participant’s employment with the Company, whether with or without cause and whether with or without any or reasonable notice;

(d)                                 the Participant’s Cessation Date in respect of the voluntary termination of his/her employment with the Company by a Participant.

Notwithstanding the foregoing provisions of this Section 5.3, upon the occurrence of any of the foregoing events at a time when a LAR is exercisable due to the completion of a Change of Control Transaction, the LAR shall continue to be exercisable for six months following the effective date of the Change of Control Transaction or such earlier date as the LARs are exercised or are cancelled because of exercise of the Related Option or occurrence of the event specified in paragraph 5.3 (a); and provided further that the Administrator, in its discretion, may permit the exercise of any or all LARs held by a Participant in the manner and on the terms authorized by the Administrator.

5.4                               Other Events Affecting the Company

In the event of an amalgamation, combination, merger, Change of Control (actual or, in the opinion of the Board, pending) or other reorganization involving the Company, by take-over bid, plan of arrangement, exchange of shares, sale or lease of assets, or otherwise, which in the opinion of the Board warrants the replacement or modification of the Plan or any existing Option in order to adjust (i) the number of Options held by a Participant or the Exercise Price thereof;  (ii) any of the Performance Criteria or any component thereof or (iii) any other attribute of an Option, including the Vesting thereof or the Performance Criteria; in order to preserve the rights and obligations of Participants, the Board shall authorize such steps to be taken as may be equitable and appropriate to that end; provided that no such modification affecting a Participant shall be made after a Change of Control without the written consent of the affected Participant.

5.5                               Issue by Company of Additional Shares

Except as expressly provided in this Plan, the issue by the Company of shares of any class, or securities convertible into shares of any class, for money, services or property either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of Common Shares or obligations of the Company convertible into such shares or securities, shall not affect, and no adjustment by reason thereof shall be made with respect to any Option hereunder or any of the Performance Criteria.

5.6                               Fractional Shares

In the event the operation of the Plan results in a Participant being entitled to a fractional Common Share, the Participant shall, within a reasonable period of time following such entitlement, be paid cash in lieu of the fractional Common Share in an amount based on the Market Value determined as of the date of entitlement.  The Administrator shall aggregate fractional Common Shares in respect of any individual Participant to create a whole Common Share where possible.  The Administrator may pursuant to Vesting Guidelines from time to time adopt or amend procedures applicable to the Vesting of fractional Options, including provisions for rounding.

5.7                               Limitation

Notwithstanding anything herein, a decision of, or exercise of discretion by, the Board or Committee in respect of any and all matters falling within the scope of this Plan (including any interpretation or exercise of discretion in the application of any provision or criteria of this Plan) shall be final, binding and conclusive and without recourse on the part of any Participant and his or her heirs or legal representatives.

Article 6 - Miscellaneous Provisions

6.1                               Legal Requirements

The Company shall not be obligated to grant or issue any Option or Common Share upon exercise thereof or make any payments or take any other action if, in the opinion of the Administrator exercising its or his discretion, such action would constitute a violation by a Participant or the Company of any provision of any applicable valid statutory or regulatory enactment of any government or government agency or stock exchange having jurisdiction over the Company, any Affiliate or a Participant.  The issuance, grant or Vesting of an Option, or the issuance of Common Shares upon exercise of an Option, as applicable, to each Participant is subject to compliance by such Participant with all such statutory and regulatory requirements and the Participant furnishing the Company with all information and undertakings as may be required to permit such compliance.

6.2                               Withholding Taxes

The Company shall be entitled to deduct any amount of withholding taxes and other withholdings from any payment hereunder as may be required by applicable law.

6.3                               Rights of Participants

No Participant or other executive, officer, or employee of the Company shall have any claim or right to be granted or issued an Option or any other right or entitlement hereunder or in lieu of or in substitution or replacement of any such Option or other right or entitlement including without limitation any Option in substitution for any Option that has expired pursuant to the terms of the Plan.  Neither the granting, issuance or Vesting of an Option and the issuance of Common Shares upon exercise thereof or existence of this Plan shall be construed as giving a Participant or any Employee of the Company or an Affiliate thereof a right to remain in the employ of the Company or its Affiliates.  No Participant shall have any rights as a shareholder of Company in respect of all or any portion of an Option.  Under no circumstances shall an Option or portion thereof be considered a Common Share, nor shall it entitle any Participant to the exercise of voting rights, the receipt of dividends or the exercise of any other rights attaching to the ownership of Common Shares.

6.4                               Non-transferability

All or any portion of an Option or LAR granted under this Plan, or any entitlement to receive an Option or LAR hereunder, is non transferable and no assignment, encumbrance or transfer thereof, whether voluntary, involuntary, by operation of law or otherwise, shall vest any interest or right in such Option or LAR thereunder whatsoever in any assignee or transferee, but immediately upon any purported assignment or transfer, such Option or LAR shall terminate, be cancelled and of no further effect.  Notwithstanding the foregoing, and subject to Section 4.3 (b), an Option and the right to exercise same may pass to the Participant’s heirs and legal personal representatives on death.

6.5                               Administrator Discretion

Subject to receipt of any necessary regulatory approval, the Administrator may, at any time or from time to time:

(a)                                  waive with respect to any or all Options hereunder any provision of this Plan with respect to the cancellation or termination of Options, subject always to the requirement, which may not be waived, that all Options not previously cancelled, terminated or exercised shall expire on April 29, 2012; or

(b)                                 amend the Plan or any provisions thereof including without limitation the Performance Criteria hereunder, or any Option or LAR, in such respects as it, in its discretion, may determine appropriate; provided, however, that no amendment of the Plan or any provision thereof or any Option or LAR shall, without the written consent of any adversely affected Participant or the representatives of his or her estate or his or her beneficiaries, as applicable, alter or impair any rights or obligations arising from any Option or LAR held by a Participant.

6.6                               Indemnification

Subject to the requirements of applicable law, every director of the Company or any Affiliate and every Administrator (herein, an “indemnified person”) shall at all times be indemnified and saved harmless by the Company from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, which such indemnified person may sustain or incur by reason of any action, suit or proceeding, proceeded or threatened against the indemnified person, otherwise than by the Company, for or in respect of any act done or omitted by the indemnified person in respect of the Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgement rendered therein.

6.7                               Severability & Waiver

If any provision of this Plan is determined to be invalid, unenforceable or not in accordance with applicable law, in whole or in part (in this Section 6.7, “Unenforceable”), such provision shall be deemed to be severed from this Plan and to be inoperable, but such severance and inoperability (i) shall not affect or impair the validity of the remaining provisions hereof, and; (ii) shall apply only with respect to the Participant or group of Participants in respect of whom the provision is determined to be Unenforceable, and for greater certainty, shall not apply so as to render such provision severable or inoperable in respect of any other Participant or group of Participants.  For the purposes of this section “provision” means any severable section, sentence, phrase or word which least alters the intent, and most preserves the purpose, of the Plan. No failure by the Company or the Administrator to exercise any of its rights, powers or privileges under this Plan shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege hereunder, and no waiver of any right, power or privilege under this Plan shall be binding on the Company unless in writing and signed on behalf of the Company by its duly authorized officers.

6.8                               Miscellaneous

The Committee may adopt and apply rules that, in its opinion, shall ensure that the Company and any Affiliate shall be able to comply with the applicable provisions of any federal, provincial or local law relating to the withholding of tax, including on the amount, if any, includable in the income of a Participant.

6.9                               Effective Date

This Plan shall become effective on the Effective Date.

6.10                        Governing Law

This Plan is created under and shall be governed, construed and administered in accordance with the laws of the Province of Alberta and the laws of Canada as applicable therein.

“RICHARD L. GEORGE”	“SUE LEE”
Richard L. George	Sue Lee
President and Chief Executive Officer	Senior Vice President, HR&C

Adopted by and pursuant to a Resolution of the Board of Directors of Suncor Energy Inc. dated November 21, 2001.

Ratified and approved pursuant to a resolution of the shareholders of Suncor Energy Inc. dated April 26, 2002.

SCHEDULE “A”

SUNSHARE PLAN

Share Option Certificate

Suncor Energy Inc. (the “Company”), for good and valuable consideration, hereby grants to the Participant named below Options to purchase the number of Common Shares of the Company set forth below.  The Options shall be subject to the terms and conditions set forth in the Suncor Energy Inc. Performance Share Option Plan dated April 30, 2002, as the same may be amended or replaced from time to time (“Plan”), all of the terms of which are incorporated by reference herein, and in addition shall be in accordance with and subject to the terms set forth below:

Name of Participant:

Effective Date of Grant:

Number of Common Share
Options

Exercise Price:	Cdn. $

Expiry Date of Option:	April 29, 2012, subject to earlier cancellation as specified in the Plan.

Vesting:	The Options shall vest on January 1, 2012, subject to earlier Vesting as set forth in the Plan, conditional upon achievement of the Performance Criteria described in the Plan

The number of Options represented by this Certificate are subject to adjustment as set out in the Plan, including upon a subdivision or consolidation of the Common Shares, or reorganization of the Company.   The number of Options and Exercise Price are stated after giving effect to the two-for-one-division of Common Shares approve by shareholders of the Company on April 26, 2002.

In the event the Participant’s contribution to achievement of the Performance Criteria is reduced by certain events including without limitation (i) the Participant ceases to be an Employee of the Company or an Affiliate for any reason, including without limitation by reason of termination of Employment with or without cause or notice, the Participant’s death, Retirement or Permanent Disability; or (ii) the Participant’s status changes from Regular Full-Time Employment to Regular Part-Time Employment; or (iii) in certain other circumstances, all as more particularly described in the Plan; the Plan provides for adjustments to the quantum and timing of Vesting of Options hereunder, and for cancellation or early expiry of Options hereunder prior the expiry date stated above, without notice or compensation.  The terms of the Plan relating to the foregoing are available on request from the Plan Administrator.

The grant of this Option shall not be construed as giving the Participant the right to remain in the employment of the Company or any Affiliate.  This Option is not transferable and shall be cancelled and of no further effect upon any purported transfer, subject to the sole exception that Options may pass to the Participant’s heirs or legal personal representatives on the Participant’s death, subject to the provisions for the adjustment, cancellation and early expiry of Options as specified in the Plan.

By the Participant’s acceptance of this certificate and the Option evidenced hereby, the Participant confirms and agrees to be bound by all the terms of the Plan.  In the event of any conflict or inconsistency between this certificate and the Plan (including without limitation any guideline, rule, regulation, interpretation or determination in connection with the Plan), the provisions of the Plan (or any guideline, rule, regulation, interpretation or determination in connection with the Plan) shall prevail.

All capitalized terms used in this certificate shall have the respective meaning set out in the Plan.

Dated as of the           day of                     , 20      .

Suncor Energy Inc.

/s/ Richard L. George
Richard L. George
President and Chief Executive Officer

Schedule “B”

The Senior Vice President, Human Resources and Communications (“SVP HR&C”) will administer and interpret this Plan under the authority of the Committee as its delegate, and on request from the Committee shall make recommendations to the Committee in the exercise of its powers with respect to matters reserved to the authority of the Committee.

Each of the SVP, HR&C, and the Chief Executive Officer (“CEO”) of the Company,  subject to the terms of this Plan and to the Guidelines, are hereby delegated the following authority and in exercising the powers so delegated shall be deemed to be the “Administrator” of the Plan, namely:

1.                                       Subject to Award Guidelines, determine the number of Options granted, including the Initial Grants, to Participants under this Plan where such number of Options is expressed in the Award Guidelines as a range, and determine whether a Participant shall also be granted LARs in respect of such Participant’s Related Options.

2.                                       After the Initial Grants, approve the selection of Participants to participate in the Plan by receiving Options, with or without LARs, under this Plan but subject to the Award Guidelines.

3.                                       Subject to any required regulatory approval, authorize and approve non-material amendments to the Plan.  (A non-material amendment is an amendment that is not required pursuant to the rules of the Principal Exchange to be approved by the Company’s shareholders.)

The SVP, HR&C shall:

4.                                       Report to the Committee on a quarterly basis on the number of Options granted under this Plan during the preceding quarter pursuant to the authority delegated to the SVP, HR&C and the CEO, detailing the names of the Participants and number of Options granted hereunder to each Participant.

Notwithstanding the foregoing delegation of authority, only the Committee shall have the authority, subject to any required regulatory approval:

5.                                       After the Initial Grants, which are provided for expressly in this Plan and in the Guidelines, to grant Options to Employees in Senior Executive positions as identified in the Award Guidelines (“Senior Executives”).

6.                                   To otherwise waive any restriction on participation or Vesting with respect to any Senior Executive or to make any other material determination under this Plan with respect to a Senior Executive.

7.                                   To authorize material amendments to the Plan.